Exhibit 10.3
Tuesday, February 03, 2009
Frank Stearns
1 Oak Meadow Drive
Northborough, MA 01532
Dear Frank:
AMICAS is pleased to extend an offer of employment to you for the position of Sr. Vice President, Client and Consulting Services. This letter summarizes certain terms of our offer of employment.

Date of Employment:	TBD
Semi-Monthly Wage:	$8,333.33 per pay period (for an annual equivalent of $200,000.00)
Manager/Department:	Stephen Kahane/ Services
Bonus:	You will be eligible to earn an annual bonus valued at up to $100,000.00 for the calendar year 2009, based on corporate financial targets. This bonus will be paid quarterly in accordance with the Company’s Leadership Bonus Plan (see Appendix 1).
Stock Option Grant #1:	You will receive option rights to purchase up to 200,000 shares of AMICAS Inc. (the “Company”) common stock priced at the market value per share of the Company’s common stock at the close of the NASDAQ national market on your date of hire. These option rights (i) shall be subject to the terms and conditions of the Company’s 2006 Incentive Stock Option Plan (copy enclosed) and (ii) would vest and become exercisable over a 36-month period as follows: 33.33% on the 1-year anniversary of your Start Date and the remaining 66.67% in equal quarterly installments beginning fifteen months from your Start Date. In the event of a Change in Control, 50% of any unvested stock options (from Stock Option Grant #1 only) shall fully vest and become exercisable.
Severance:	To the extent that you are employed full-time by the Company and you are terminated without cause, you will be entitled to eight months of your current base salary in the form of salary continuation as consideration for severance. Additionally, the Company will also agree to pay for up to eight months of COBRA payments to enable you to continue under the Company’s health insurance program. You will be required to sign a release agreement to be eligible for any of the severance payments and benefits described above.
Work Schedule:	Varies
Optional Benefits:	Health, dental, life, long-term disability Flexible Spending Accounts Employee Stock Purchase Plan (ESPP) 401(k) savings plan available Paid Time Off per established schedule
This offer is contingent upon: 1) satisfactorily passing a Company background verification which is part of our hiring process and a motor vehicle record check for any position where driving is an essential part of the job, 2) completing the Employment Eligibility Verification (1-9) process required by the Immigration Department and 3) signing a Restriction and Confidentiality Agreement.

AMICAS is an at-will employer. This letter should not be deemed an employment agreement or contract. As an employee of AMICAS, you will be subject to all applicable policies of the employee handbook and your benefits will be governed by the applicable plan documents. All policies are subject to change at the sole discretion of AMICAS. You agree that you are relying upon only those representations contained in this offer letter in accepting this job offer.
You must complete all of the new hire paperwork before your paychecks will start. If you do not properly complete the healthcare insurance forms within thirty (30) days of your start date, you will not be eligible to receive any healthcare benefits, nor will you be able to enroll for any healthcare benefits until the next open enrollment period. AMICAS reserves the right to change employee benefits at any time at the company’s choosing. Employment at AMICAS is on an “Employment-at-will” basis and as a condition of employment you will be required to execute a Restriction and Confidentiality Agreement, a blank copy of which is included in your orientation binder.
This offer expires on February 9, 2009 at 5:00PM eastern. If you have any questions concerning benefits prior to your acceptance of this job offer, please feel free to contact Denise Mitchell at 617.779.7824. I look forward to working with you as an integral member of the AMICAS team.
Sincerely,
Stephen Kahane, MD, MS
CEO, President & Chairman
AMICAS, Inc.
To confirm your acceptance of this offer, please sign this letter and return it to our Human Resources Department at 20 Guest Street, Boston, MA 02135. Fax: 617-779-7753.

Signature	Date